Exhibit 99.1

First BanCorp Reports Financial Results for the Quarter Ended September 30, 2010

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 21, 2010--First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank”), today reported a net loss of $75.2 million for the third quarter of 2010 compared to a net loss of $90.6 million for the second quarter of 2010 and a net loss of $165.2 million for the third quarter of 2009.

Third Quarter Highlights

  Improvement in core operating metrics:
    Non-interest expenses declined $9.9 million, or 10%, compared to the previous quarter
    Improved net interest margin by 16 basis points despite maintaining approximately $800 million of excess short-term liquidity on its balance sheet
    Adjusted Pre-Tax, Pre-Provision Income of $43.4 million increased by 22% compared to the previous quarter (see reconciliation to net income in “Adjusted Pre-Tax, Pre-Provision Income Trends” and “Basis of Presentation”)
    Total core deposits, which exclude brokered deposits and public funds, increased 3%, or $158.4 million, compared to the previous quarter ending balances
  Credit quality results showed higher loss reserve coverage ratios and continued stabilization of non-performing loans when compared to the second quarter of 2010:
    The total allowance for loan and lease losses increased to $608.5 million, or 5.00% of total loans, as of September 30, 2010, from $604.3 million, or 4.83% of total loans, as of June 30, 2010, while the provision for loan and lease losses declined $26.3 million, or 18%, compared to the second quarter of 2010
    Non-performing loans declined $44.7 million from second quarter 2010 levels, while total non-performing assets declined $31.9 million
  Capital Plan execution:
    Successful completion of capital restructuring initiatives to issue Series G mandatorily convertible preferred in exchange for the $400 million Series F preferred stock held by the United States Department of Treasury (“U.S. Treasury”), and common stock in exchange for $487 million of Series A through E preferred stock (the “Exchange Offer”)
      Improvement in the tangible common equity and Tier 1 common ratios to 5.21% and 6.62%, respectively, from 2.57% and 2.86%, respectively, at June 30, 2010
    Capital preservation through strategic deleverage:
      Tier 1 capital and total capital remained about the same at 11.96% and 13.25%, respectively, and the leverage ratio increased 21 basis points to 8.35%
      Total assets decreased $1.4 billion, or 8%, compared to June 30, 2010, mainly driven by a balance sheet deleverage and repositioning strategy that included the sale of $1.2 billion of securities, the early cancellation of $1.0 billion in repurchase agreements, and a decrease in total loans of approximately $414.5 million

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented, “Our third quarter marked the accomplishment of a number of key milestones in our capital strategy. We successfully increased our common equity by issuing common stock in exchange for $487 million, or 89%, of the outstanding Series A through E preferred stock at conversion date and issued a new Series G mandatorily convertible preferred stock in exchange for the Series F preferred stock held by the U.S. Treasury. Our Tangible and Tier 1 common equity ratios improved as a result of these initiatives. We recently filed a registration statement with the Securities and Exchange Commission to commence a public offering of First BanCorp common stock. We continue to steadily execute our strategic capital plan which includes other capital preservation initiatives such as the deleveraging via strategic sales of investment securities, non-renewal of certain commercial loans and a reduced volume of loan originations.”

Mr. Alemán continued, “Our core operating results reflected higher adjusted pre-tax and pre-provision income, driven by lower operating expenses. Core deposits increased $158 million during the third quarter, and $579 million during 2010, as our bank franchise continues to perform well, while brokered deposits decreased $417 million and $873 million during the same periods. The Corporation also realized some improvements in credit quality trends during the quarter, which reflect the benefit from our focused actions addressing credit-related problems and placing more stringent requirements on new loan originations.

“We are encouraged by the improvement in our operating metrics, and recognize that there is still work to be done to improve our capital position, operating results and further capitalize on market opportunities. We remain committed to improving credit quality and operations, and further strengthening the balance sheet into the future,” concluded Mr. Alemán.

As previously reported, the Corporation completed the Exchange Offer and the exchange agreement with the U.S. Treasury during the third quarter of 2010. The reported earnings per diluted share of $0.28 included the impact of these transactions that resulted in a $440.5 million increase in income available to common stockholders. Excluding the impact of these transactions, the loss per common share was $0.48 compared to a loss per common share of $1.05 for the second quarter of 2010. The following table provides a reconciliation of earnings (loss) per common share for the quarters ended September 30, 2010, June 30, 2010, and September 30, 2009, and for the nine-month periods ended September 30, 2010 and 2009:

(In thousands, except per share information)	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

Net loss	$(75,233)	$(90,640)	$(165,218)	$(272,872)	$(221,985)
Non-cumulative preferred stock dividends (Series A through E)	-	-	(3,356)	-	(23,494)
Cumulative non-convertible preferred stock dividends (Series F)	(1,618)	(5,000)	(5,000)	(11,618)	(14,167)
Cumulative convertible preferred stock dividend (Series G)	(4,183)	-	-	(4,183)	-
Preferred stock discount accretion (Series F and G)	(1,688)	(1,170)	(1,115)	(4,010)	(3,095)
Favorable impact from issuing common stock in exchange for Series A through E preferred stock, net of issuance costs (1)	385,387	-	-	385,387	-
Favorable impact from issuing Series G mandatorily convertible preferred stock in exchange for Series F preferred stock (2)	55,122	-	-	55,122	-
Net income (loss) available to common stockholders - basic	$357,787	$(96,810)	$(174,689)	$147,826	$(262,741)
Convertible preferred stock dividends and accretion	5,626	-	-	5,626	-
Net income (loss) available to common stockholders - diluted	$363,413	$(96,810)	$(174,689)	$153,452	$(262,741)

Average common shares outstanding	171,483	92,521	92,511	119,131	92,511
Average potential common shares (3)	1,126,792	-	-	379,725	-
Average common shares outstanding - assuming dilution	1,298,275	92,521	92,511	498,856	92,511

Basic earnings (loss) per common share	$2.09	$(1.05)	$(1.89)	$1.24	$(2.84)
Diluted earnings (loss) per common share	$0.28	$(1.05)	$(1.89)	$0.31	$(2.84)

(1) Excess of carrying amount of Series A through E preferred stock exchanged over the fair value of new common shares issued.
(2) Excess of carrying amount of Series F preferred stock exchanged and original warrant over the fair value of new Series G preferred stock issued and amended warrant.
(3) Assumes conversion of the Series G convertible preferred stock based on the most advantageous conversion rate from the standpoint of the security holder.

This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Earnings Highlights

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Earnings (in thousands)
Net loss	$(75,233)	$(90,640)	$(106,999)	$(53,202)	$(165,218)
Net income (loss) available to common stockholders - basic	$357,787	$(96,810)	$(113,151)	$(59,334)	$(174,689)
Net income (loss) available to common stockholders - diluted	$363,413	$(96,810)	$(113,151)	$(59,334)	$(174,689)
Adjusted Pre-Tax, Pre-Provision Income (1)	$43,410	$35,739	$40,063	$62,909	$62,280

Common share data
Earnings (loss) per common share basic	$2.09	$(1.05)	$(1.22)	$(0.64)	$(1.89)
Earnings (loss) per common share diluted	$0.28	$(1.05)	$(1.22)	$(0.64)	$(1.89)

Financial ratios
Return on average assets	-1.73%	-1.94%	-2.25%	-1.08%	-3.27%
Return on average common equity	-50.80%	-70.31%	-68.06%	-30.54%	-74.62%
Tier 1 capital	11.96%	12.05%	11.98%	12.16%	12.52%
Total capital	13.25%	13.35%	13.26%	13.44%	13.79%
Leverage	8.35%	8.14%	8.37%	8.91%	8.97%
Tangible common equity (2)	5.21%	2.57%	2.74%	3.20%	3.62%
Tier 1 common equity to risk-weight assets (2)	6.62%	2.86%	3.36%	4.10%	4.51%
Net interest margin (3)	2.83%	2.66%	2.73%	3.03%	2.95%
Efficiency	66.69%	62.18%	56.33%	50.43%	46.21%

Common shares outstanding	319,557,932	92,542,722	92,542,722	92,542,722	92,542,722

Average common shares outstanding
Basic	171,483,057	92,521,245	92,521,245	92,514,124	92,510,506
Diluted	1,298,275,316	92,521,245	92,521,245	92,514,124	92,510,506

(1) Non-GAAP measure, see Adjusted Pre-Tax, Pre-Provision Trends and Basis of Presentation sections below for additional information.
(2) Non-GAAP measures, see Tangible Common Equity and Capital Restructuring Initiatives sections below for additional information.
(3) On a tax-equivalent basis. See Net interest income section below and Exhibit A (Tables 2 and 3) for additional information about this non-GAAP measure.

Operating results showed improvements, reflecting lower credit-related expenses and higher adjusted pre-tax, pre-provision income. Lower charges to specific reserves and a reduction in outstanding loans contributed to a decrease in the provision for loan and lease losses. The lower credit-related expenses also resulted from lower losses on the other real estate owned portfolio (REO) and lower provisions for unfunded loan commitments. Targeted expense reductions included declines in employee compensation and professional services expenses. Also, net interest income and fees on loans and deposits remained stable despite the deleveraging of the balance sheet, while the increased activity in the sale of conforming residential mortgage loans provided additional revenues during the quarter.

The completion of the Exchange Offer and the exchange agreement with the U.S. Treasury resulted in significant improvements in the Corporation’s tangible and Tier 1 common equity ratios. They are part of a capital plan designed to build a strong capital base to ensure that the Corporation can continue to execute business strategies to return to sustained profitability.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 5.21% as of September 30, 2010, from 2.57% as of June 30, 2010, and the Tier 1 common equity to risk-weighted assets ratio as of September 30, 2010, increased to 6.62% from 2.86% as of June 30, 2010.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(Dollars in thousands)	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Tangible Equity:
Total equity - GAAP	$1,321,979	$1,438,289	$1,488,543	$1,599,063	$1,698,843
Preferred equity	(411,876)	(930,830)	(929,660)	(928,508)	(927,374)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(14,673)	(15,303)	(15,934)	(16,600)	(17,297)

Tangible common equity	$867,332	$464,058	$514,851	$625,857	$726,074

Tangible Assets:
Total assets - GAAP	$16,678,879	$18,116,023	$18,850,964	$19,628,448	$20,081,185
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(14,673)	(15,303)	(15,934)	(16,600)	(17,297)

Tangible assets	$16,636,108	$18,072,622	$18,806,932	$19,583,750	$20,035,790

Common shares outstanding	319,558	92,542	92,542	92,542	92,542

Tangible common equity ratio	5.21%	2.57%	2.74%	3.20%	3.62%
Tangible book value per common share	$2.71	$5.01	$5.56	$6.76	$7.85

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009

Tier 1 Common Equity:
Total equity - GAAP	$1,321,979	$1,438,289	$1,488,543	$1,599,063	$1,698,843
Qualifying preferred stock	(411,876)	(930,830)	(929,660)	(928,508)	(927,374)
Unrealized (gain) loss on available-for-sale securities (1)	(30,295)	(63,311)	(22,948)	(26,617)	(73,095)
Disallowed deferred tax asset (2)	(43,552)	(38,078)	(40,522)	(11,827)	(1,721)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(14,673)	(15,303)	(15,934)	(16,600)	(17,297)
Cumulative change gain in fair value of liabilities accounted for under a fair value option	(2,654)	(3,170)	(951)	(1,535)	(1,647)
Other disallowed assets	(24)	(66)	(24)	(24)	(514)
Tier 1 common equity	$790,807	$359,433	$450,406	$585,854	$649,097

Total risk-weighted assets	$11,940,412	$12,570,330	$13,402,979	$14,303,496	$14,394,968

Tier 1 common equity to risk-weighted assets ratio	6.62%	2.86%	3.36%	4.10%	4.51%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $64 million of the Corporation's deferred tax assets at September 30, 2010 (June 30, 2010 - $71 million; March 31, 2010 - $69 million December 31, 2009 - $102 million; September 30, 2009 - $112 million) were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $44 million of such assets at September 30, 2010 (June 30, 2010 - $38 million; March 31, 2010 - $41 million; December 31, 2009 - $12 million; September 30, 2009 - $2 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $7 million of the Corporation's other net deferred tax liability at September 30, 2010 (June 30, 2010 - $12 million; March 31, 2010 - $5 million; December 31, 2009 - $5 million; September 30, 2009 - $6 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Pursuant to the accounting for the exchange transactions completed during the quarter, retained earnings increased by $440.5 million, resulting from the excess of the carrying amount of the preferred shares exchanged over the fair value of the common stock issued in the Exchange Offer, and from adjustments to fair values on the exchange transaction with the U.S. Treasury.

Adjusted Pre-Tax, Pre-Provision Income Trends

One metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the expense for the provision for loan and lease loss and certain significant items (See Adjusted Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion.)

The following table shows adjusted pre-tax, pre-provision income of $43.4 million in the 2010 third quarter, up 22% from the prior quarter.

(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009

(Loss) income before income taxes	$(76,196)	$(86,817)	$(100,138)	$(49,891)	$(51,745)
Add: Provision for loan and lease losses	120,482	146,793	170,965	137,187	148,090
Less: Net (gain) loss on sale and OTTI of investment securities	(48,281)	(24,237)	(30,764)	(24,387)	(34,065)
Add: Loss on early extinguishment of repurchase agreements	47,405	-	-	-	0
Adjusted Pre-tax, pre-provision income (1)	$43,410	$35,739	$40,063	$62,909	$62,280

Linked quarter change - amount	$7,671	$(4,324)	$(22,846)	$629	$13,083
Linked quarter change - percent	21.5%	-10.8%	-36.3%	1.0%	26.6%

(1) See Basis of Presentation for definition

As discussed in the sections that follow, the improvement from the 2010 second quarter primarily reflected a stable net interest income, lower non-interest expenses and higher gains on mortgage banking activities.

Net Interest Income

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), amounted to $115.2 million for the third quarter of 2010, relatively flat when compared to $115.7 million for the second quarter of 2010, despite the significant decrease in earning assets as a result of deleveraging and balance sheet repositioning strategies. Net interest income excluding valuations and net interest income on a tax-equivalent basis are non-GAAP measures (see Basis of Presentation below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis and net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(dollars in thousands)	Quarter Ended
	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
Net Interest Income (in thousands)
Interest Income - GAAP	$204,028	$214,864	$220,988	$243,449	$242,022
Unrealized loss (gain) on derivative instruments	938	487	744	(2,764)	1,485
Interest income excluding valuations	204,966	215,351	221,732	240,685	243,507
Tax-equivalent adjustment	6,777	7,222	9,912	12,311	12,925
Interest income on a tax-equivalent basis excluding valuations	211,743	222,573	231,644	252,996	256,432

Interest Expense - GAAP	90,326	95,802	104,125	106,152	112,889
Unrealized gain (loss) on derivative instruments and liabilities measured at fair value	(527)	3,896	(989)	(247)	(1,589)
Interest expense excluding valuations	89,799	99,698	103,136	105,905	111,300

Net interest income - GAAP	$113,702	$119,062	$116,863	$137,297	$129,133

Net interest income excluding valuations	$115,167	$115,653	$118,596	$134,780	$132,207

Net interest income on a tax-equivalent basis excluding valuations	$121,944	$122,875	$128,508	$147,091	$145,132

Average Balances (in thousands)
Loans and leases	$12,443,055	$13,025,808	$13,569,467	$13,777,928	$13,321,100
Total securities and other short-term investments	4,640,055	5,485,934	5,526,589	5,505,527	6,220,156
Average Interest-Earning Assets	$17,083,110	$18,511,742	$19,096,056	$19,283,455	$19,541,256

Average Interest-Bearing Liabilities	$15,002,168	$16,378,022	$16,910,781	$17,112,556	$17,308,432

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.74%	4.66%	4.69%	5.01%	4.91%
Average rate on interest-bearing liabilities - GAAP	2.39%	2.35%	2.50%	2.46%	2.59%
Net interest spread - GAAP	2.35%	2.31%	2.19%	2.55%	2.32%
Net interest margin - GAAP	2.64%	2.58%	2.48%	2.82%	2.62%

Average yield on interest-earning assets excluding valuations	4.76%	4.66%	4.71%	4.95%	4.94%
Average rate on interest-bearing liabilities excluding valuations	2.37%	2.44%	2.47%	2.46%	2.55%
Net interest spread excluding valuations	2.39%	2.22%	2.24%	2.49%	2.39%
Net interest margin excluding valuations	2.67%	2.51%	2.52%	2.77%	2.68%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.92%	4.82%	4.92%	5.21%	5.21%
Average rate on interest-bearing liabilities excluding valuations	2.37%	2.44%	2.47%	2.46%	2.55%
Net interest spread on a tax-equivalent basis and excluding valuations	2.55%	2.38%	2.45%	2.75%	2.66%
Net interest margin on a tax-equivalent basis and excluding valuations	2.83%	2.66%	2.73%	3.03%	2.95%

Net interest income excluding valuations remained relatively flat compared with the second quarter of 2010, since the decrease of 8%, or $1.4 billion, in average earning assets was offset by an increase of 16 basis points in net interest margin. The increase in net interest margin was driven by reduced funding costs, improved spreads in commercial loans and a higher proportion of loans to total interest earning assets. The overall average cost of funding decreased by 7 basis points, as the Corporation benefited from the lower deposit pricing on its core and brokered certificates of deposits (CDs) and from the roll-off and repayments of higher cost funds, such as maturing brokered CDs and repurchase agreements. The higher yield on commercial loans resulted from a wider LIBOR spread, higher spreads on loan renewals and improved pricing, as the Corporation has been increasing the use of interest rate floors in new commercial loan agreements. The improvement in net interest margin was achieved despite the balance of approximately $800 million of excess short-term liquidity that the Corporation has maintained as a precautionary measure throughout the current economic environment.

The reduction in average earning assets primarily reflected a decrease of $845.9 million, or 15%, in average investment securities and other short term investments, and a decrease of $582.8 million, or 4%, in average loans receivable. The decrease is consistent with the Corporation’s deleveraging and balance sheet repositioning strategy for capital preservation purposes, and was achieved mainly by selling investment securities and reducing the loan portfolio via paydowns and charge-offs. The decrease in average securities was driven by the settlement of approximately $1.3 billion of U.S. agency mortgage-backed securities sales during the third quarter.

Given the Corporation’s balance sheet structure and the shape and level of the yield curve, which in turn is reflected in the valuation of the securities and the repurchase agreements, the Corporation took advantage of market conditions during the quarter and completed the sale of approximately $1.2 billion of mortgage-backed securities that was matched with the early termination of approximately $1.0 billion of repurchase agreements. The cost of the unwinding of the repurchase agreements of $47.4 million offset the gain of $47.1 million realized on the sale of investment securities. The repaid repurchase agreements were scheduled to mature at various dates between January 2011 and October 2012 and had a weighted average cost of 4.30%, which was higher than the average yield of 3.93% on the securities that were sold. This balance sheet re-structuring transaction, through which $1 billion of higher cost liabilities was disposed without material earnings impact in the immediate term, will provide for enhancement of net interest margin in the future, while also improving the Corporation’s leverage ratio.

The average volume of all major loan categories, in particular the average volume of commercial and construction loans, decreased from the second quarter of 2010. The decrease in average commercial loans of $230.2 million was primarily related to both pay-downs and charge-offs, in particular repayments of facilities granted to the Puerto Rico and Virgin Islands governments. The average volume of construction loans decreased by $204.7 million, mainly due to the charge-off activity and the sale of non-performing credits, including the full effect of the sale of a $52 million loan in late June, and partial effects of the approximately $60.6 million of non-performing construction loans sold in the third quarter. The decrease also showed the effect of some very early improvements in residential construction projects in Puerto Rico. On September 2, 2010, the Government of Puerto Rico enacted legislation that provides, among other things, incentives to buyers of residences on the Island. Such measures could result in improvements in the construction lending sector. Refer to Credit Quality- Non-Performing Loans and Non-Performing Assets discussion below for additional information.

The average volume of residential mortgage loans decreased by $93.1 million, driven by the sale of $109.4 million in the secondary market during the third quarter. The average volume of consumer loans (including finance leases) decreased by $54.7 million, resulting from paydowns and charge-offs that exceeded new loan originations.

As mentioned above, the deleveraging and balance sheet repositioning strategies resulted in a net reduction in securities and loans that have allowed a reduction of $1.5 billion in average wholesale funding, including repurchase agreements, advances and brokered CDs. The average balance of brokered CDs decreased to $6.9 billion for the third quarter of 2010 from $7.2 billion for the second quarter, a decrease of $281.3 million. The average balance of interest-bearing deposits, excluding brokered CDs, increased by 2%, or $89 million, during the third quarter of 2010.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the third quarter of 2010 decreased by $26.3 million to $120.5 million, compared to a provision of $146.8 million in the second quarter of 2010. (See the Credit Quality section below for a full discussion.)

Non-Interest Income

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2010	2010	2010	2009	2009

Other service charges on loans	$1,963	$1,486	$1,756	$1,982	$1,796
Service charges on deposit accounts	3,325	3,501	3,468	3,357	3,458
Mortgage banking activities	6,474	2,140	2,500	2,426	3,000
Gain on sale of investments and impairments	48,281	24,237	30,764	24,387	34,065
Broker-dealer income	501	1,347	207	61	-
Other operating income	6,127	6,814	6,631	6,594	7,670
Loss on early extinguishment of repurchase agreements	(47,405)	-	-	-	-

Non-interest income	$19,266	$39,525	$45,326	$38,807	$49,989

Non-interest income decreased $20.3 million, or 51%, from the 2010 second quarter primarily due to:

  Lower gains on sale of investments securities, as the Corporation realized gains of approximately $1.7 million on the sale of approximately $61.9 million of mortgage-backed securities (“MBS”), versus the $23.7 million gain recorded on the sale of $601.5 million of investment securities, mainly U.S. agency MBS, in the second quarter of 2010. Also, a nominal loss of approximately $0.3 million was recorded in the third quarter, resulting from the aforementioned transaction in which the Corporation sold approximately $1.2 billion in MBS, combined with the unwinding of a matching set of repurchase agreements as part of a balance sheet repositioning strategy;
  A $0.8 million, or 63%, decrease in broker-dealer commissions, and
  A $0.5 million decrease in income from insurance activities.

The aforementioned decreases were partially offset by the $4.3 million increase in gains from mortgage-banking activities, driven by gains (including the recognition of servicing rights) of $6.6 million recorded on the sale of approximately $109.4 million of residential mortgage loans in the secondary market, compared to gains of $1.7 million on $20.6 million residential mortgage loans sold during the second quarter of 2010. As part of its balance sheet strategies the Corporation is originating a higher proportion of conforming residential mortgage loans that can be sold in the secondary market.

Non-Interest Expenses

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2010	2010	2010	2009	2009

Employees' compensation and benefits	$29,849	$30,958	$31,728	$29,617	$34,403
Occupancy and equipment	14,655	14,451	14,851	14,822	15,291
Deposit insurance premium	14,702	15,369	16,653	13,923	6,884
Other taxes, insurance and supervisory fees	5,401	5,054	5,686	5,127	4,206
Professional fees	4,533	5,604	5,287	4,883	3,806
Business promotion	3,226	3,340	2,205	4,327	2,879
Net loss on REO operations	8,193	10,816	3,693	4,847	5,015
Other	8,123	13,019	11,259	11,262	10,293
Total	$88,682	$98,611	$91,362	$88,808	$82,777

Non-interest expenses decreased $9.9 million to $88.7 million in the third quarter of 2010, compared to the second quarter of 2010, primarily reflecting the following:

  A $2.6 million decrease in losses on real estate owned (REO) operations, mainly due to lower write-downs to the value of repossessed residential and commercial properties in both Puerto Rico and Florida,
  A $0.8 million decrease in write-downs to the value of repossessed boats,
  A $3.6 million decrease in charges to the reserve for probable losses on outstanding unfunded loan commitments,
  A $1.1 million decrease in employee compensation and benefit expenses, reflecting further reductions in bonuses and other employee benefits. Meanwhile, the impact of further reductions in headcount, which decreased by approximately 117, or 4%, over the last two quarters, was temporarily offset by severance and other related termination expenses incurred during the third quarter,
  A $1.1 million decrease in professional service fees mainly related to lower legal expenses, and
  A $0.7 million decrease in the federal deposit insurance premium, mainly related to a lower average volume of brokered CDs.

The Corporation intends to continue to improve its operating efficiency by further reducing controllable expenses, consolidating its infrastructure in a new service center building, rationalizing its business operations and enhancing its technological infrastructure through targeted investments. During the third quarter of 2010, the Corporation commenced the transfer of various operations and personnel to the new centralized operations building, which is expected to result in additional savings in occupancy and other operating costs while improving operational efficiencies.

Income Taxes

For the third quarter ended September 30, 2010, the Corporation recognized an income tax benefit of $1.0 million, compared to an income tax expense of $3.8 million for the second quarter of 2010. The benefit recorded in the third quarter was mainly related to the operations of FirstBank Overseas, which had a pre-tax loss of $30.5 million during the third quarter, driven by its share of the loss on the early extinguishment of repurchase agreements. This entity was profitable for the nine-month period ended September 30, 2010.

As of September 30, 2010, the deferred tax asset, net of a valuation allowance of $290.5 million, amounted to $101.2 million compared to $97.2 million as of June 30, 2010. The increase in the net deferred tax asset was mainly related to the elimination of deferred tax liabilities created in prior quarters in connection with unrealized gains on available for sale securities sold during the quarter. The valuation allowance increased by approximately $12.8 million during the quarter, as the Corporation continued to reserve deferred tax assets created in connection with the operations of its banking subsidiary FirstBank.

CREDIT QUALITY

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Non-performing loans:
Residential mortgage	$427,574	$448,079	$446,676	$441,642	$439,720
Commercial mortgage	173,350	200,033	230,468	196,535	196,708
Commercial and Industrial	293,323	233,201	228,113	241,316	240,424
Construction	558,148	621,387	685,415	634,329	609,865
Consumer and Finance leases	53,608	47,965	48,672	50,041	52,104
Total non-performing loans	1,506,003	1,550,665	1,639,344	1,563,863	1,538,821

REO	82,706	72,358	73,444	69,304	67,493
Other repossessed property	15,824	13,383	12,464	12,898	13,338
Investment securities (1)	64,543	64,543	64,543	64,543	64,543
Total non-performing assets	$1,669,076	$1,700,949	$1,789,795	$1,710,608	$1,684,195

Past due loans 90 days and still accruing	$147,727	$187,659	$189,647	$165,936	$243,894
Non-performing loans to total loans receivable	12.36%	12.40%	12.35%	11.23%	11.21%
Non-performing assets to total assets	10.01%	9.39%	9.49%	8.71%	8.39%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Credit trends continued to show modest signs of improvement. Non-performing loans decreased $44.7 million, while total non-performing assets decreased $31.9 million when compared to the second quarter of 2010. The decrease in non-performing loans was mainly a function of charge-off activity amounting to $116.3 million during the third quarter, problem credit resolutions, including the sale of non-performing loans, positive results from loan modifications and, to a lesser extent, due to loans brought current.

Non-Performing Loans and Non-Performing Assets

Total non-performing loans were $1.51 billion at September 30, 2010, which represented 12.36% of total loans receivable. This was down $44.7 million, or 3%, from $1.55 billion, or 12.40% of total loans receivable, at June 30, 2010. The decrease from the second quarter of 2010 primarily reflected decreases in non-accruing construction and commercial mortgage loans.

Total non-performing construction loans decreased $63.2 million, or 10%, from the end of the second quarter. The decrease was related to the United States portfolio where non-performing construction loans decreased $81.9 million, or 52%, from $156.7 million as of June 30, 2010, to $74.8 million at September 30, 2010. The decrease was driven by the sale of approximately $60.6 million of non-performing construction loans. The sales consisted of eight relationships ranging from $1.5 million to $30.8 million. The sales were part of the Corporation’s ongoing efforts to reduce its non-performing assets through its Special Assets Group (SAG) and were executed at an amount in excess of the aggregate carrying amount of the loans. The SAG focuses on strategies for the accelerated reduction of non-performing assets through note sales, short sales, loss mitigation programs, and sales of REO. In addition to the management of the resolution process for problem loans, the SAG oversees collection efforts for all loans to prevent migration to the non-performing and/or classified status.

Non-performing construction loans in Puerto Rico increased by $3.2 million from the end of the second quarter of 2010. The increase was primarily driven by a single high-rise residential housing loan relationship with an outstanding balance of $21.8 million. The increase was partially offset by charge-off activity and repayments applied to the balance of non-performing loans, including a $15.7 million charge-off related to another high-rise residential housing project. In the Virgin Islands, the non-performing construction loan portfolio increased by $15.4 million, driven by a $15.9 million relationship engaged in the development of a residential real estate project.

During the third quarter of 2010, $109.1 million of construction loans were converted to commercial mortgage loans, of which $78 million have Puerto Rico government guarantees. We expect additional conversions of construction loans to commercial loans or commercial mortgage loans in the amounts of $9.8 million in the fourth quarter of 2010 and $133.1 million in 2011. As a key initiative to increase the absorption rate in residential construction projects, the Corporation has engaged in discussions with developers to review sales strategies and provide additional incentives to supplement the Puerto Rico Government housing stimulus package enacted in September 2010. From September 1, 2010 to June 30, 2011 the Government of Puerto Rico will provide tax and transaction fees incentives to both purchasers and sellers (whether a Puerto Rico resident or not) of new and existing residential property, as well as commercial property with a sales price of no more than $3 million. Among its significant provisions, the housing stimulus package provides various types of income and property taxes exemptions as well as reduced closing costs, including:

  Purchase/Sale of New Residential Property within the Period
    Any long term capital gain upon selling new residential property will be 100% exempt from the payment of income taxes. Exemption for five years on payment of property tax. Cost of stamps and seals are waived during the period.
  Purchase/Sale of Existing Residential Property, or Commercial Property with a Sales Price of No More than $3 Million, within the Period (“Qualified Property”)
    Any long term capital gain upon selling Qualified Property within the Period will be 100% exempt from the payment of income taxes. The long term capital gain derived in the future sale of the foregoing property will be 50% exempt from the payment income taxes, including the basic alternative tax and the alternative minimum tax. 50% of the cost of required stamps and seals are waived during the period.
  Rental Income from Residential Properties
    Income derived from the rental of new or existing residential property will be exempt from income taxes for a period of up to 10 calendar years, commencing on January 1, 2011.

This legislation should help to alleviate some of the stress in the construction industry and might show tangible results in the last quarter of the year.

Non-performing commercial mortgage loans decreased by $26.7 million, or 13%, from the end of the second quarter of 2010. Total non-performing commercial mortgage loans in Puerto Rico decreased by $13.4 million, primarily driven by two relationships amounting to $12.5 million in the aggregate. The Corporation expects these borrowers to repay the loans and interest on the loans in full pursuant to the terms of the loans, which became current during the quarter. Also, a charge-off of $4.9 million was recognized in the quarter with respect to one loan relationship in Puerto Rico. Non-performing commercial mortgage loans in the United States decreased by $13.4 million, mainly related to the sale of $14.4 million of non-performing loans consisting of five relationships.

Non-performing residential mortgage loans decreased by $20.5 million, or 5%, as compared to the balance at June 30, 2010, driven mainly by a decline in these loans in Puerto Rico. Non-performing residential mortgage loans in Puerto Rico decreased by $17.3 million, or 5%, compared to the second quarter of 2010. Foreclosure avoidance efforts through loss mitigation and loan modification transactions have helped to minimize the inflow of new non-performing loans. The decline is mainly related to a higher volume of loan modifications under the Home Affordable Modification Program combined with charge-offs. Approximately $307.4 million, or 72% of total non-performing residential mortgage loans, have been written down to their net realizable value. Non-performing residential mortgage loans in Florida decreased by $1.9 million, or 4%, from June 30, 2010.

Commercial and industrial (C&I) non-performing loans increased by $60.1 million, or 26%, on a sequential quarter basis. The increase was mainly related to the inflow of approximately $81.5 million in non-performing loans during the quarter, related primarily to three relationships in Puerto Rico in individual amounts exceeding $10 million with an aggregate carrying value of $62 million, of which $38.9 million (net of a charge-off of $7.7 million) is related to the Corporation’s participation in a syndicated loan downgraded by the lead bank regulator in its latest annual review. This was partially offset by net charge-offs of $19.9 million during the quarter.

The levels of non-performing consumer loans, including finance leases, remained stable, showing a $5.6 million increase during the third quarter, mainly related to auto and boat financing.

At September 30, 2010, approximately $141.6 million of the loans placed in non-accrual status, mainly construction and commercial loans, were current, or had delinquencies of less than 90 days in their interest payments. Collections are being recorded on a cash basis through earnings, or on a cost-recovery basis, as conditions warrant.

During the third quarter and first nine months of 2010, interest income of approximately $1.3 million and $5.1 million, respectively, related to $868.2 million of non-performing loans as of September 30, 2010, mainly non-performing construction and commercial loans, was applied against the related principal balances under the cost-recovery method. The Corporation will continue to evaluate restructuring alternatives to mitigate losses and enable borrowers to repay their loans under revised terms in an effort to preserve the value of the Corporation’s interests over the long-term.

As of September 30, 2010, approximately $572.7 million, or 38%, of total non-performing loans, have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

Total non-performing assets, which include non-performing loans, were $1.67 billion at September 30, 2010. This was down $31.9 million, or 2%, from $1.70 billion at the end of the second quarter of 2010. The REO portfolio, which is part of non-performing assets, increased by $10.3 million, mainly in Florida, reflecting increases in both commercial and residential properties. Consistent with the Corporation’s assessment of the value of properties and current and future market conditions, management is executing strategies to accelerate the sale of the real estate acquired in satisfaction of debt. During the third quarter of 2010, the Corporation sold approximately $14.4 million of REO properties, compared to $17.7 million in the previous quarter. An increase was reflected in the inventory of repossessed boats, which increased by $2.5 million since the previous quarter.

The over 90-day delinquent, but still accruing, loans, excluding loans guaranteed by the U.S. Government, decreased to $68.8 million, or 0.56% of total loans receivable, at September 30, 2010, from $110.2 million, or 0.87 % of total loans receivable, at the end of the second quarter.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

Quarter Ended
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
2010	2010	2010	2009	2009

Allowance for loan and lease losses, beginning of period	$604,304	$575,303	$528,120	$471,484	$407,746
Provision (recovery) for loan and lease losses:
Residential mortgage	19,961	31,307	28,739	8,206	6,896
Commercial mortgage	11,546	22,759	37,560	22,406	19,432
Commercial and Industrial	27,280	41,525	(7,685)	28,003	44,609
Construction	48,451	40,398	99,300	64,196	56,883
Consumer and finance leases	13,244	10,804	13,051	14,376	20,270
Total provision for loan and lease losses	120,482	146,793	170,965	137,187	148,090
Loans net charge-offs:
Residential mortgage	(13,109)	(17,619)	(13,346)	(7,488)	(10,882)
Commercial mortgage	(11,455)	(17,839)	(19,297)	(5,221)	(5,263)
Commercial and Industrial	(19,926)	(26,019)	(23,776)	(7,739)	(5,615)
Construction	(58,423)	(43,204)	(53,215)	(44,906)	(47,324)
Consumer and finance leases	(13,347)	(13,111)	(14,148)	(15,197)	(15,268)
Net charge-offs	(116,260)	(117,792)	(123,782)	(80,551)	(84,352)
Allowance for loan and lease losses, end of period	$608,526	$604,304	$575,303	$528,120	$471,484

Allowance for loan and lease losses to period end total loans receivable	5.00%	4.83%	4.33%	3.79%	3.43%
Net charge-offs (annualized) to average loans outstanding during the period	3.74%	3.62%	3.65%	2.34%	2.53%
Provision for loan and lease losses to net charge-offs during the period	1.04	x	1.25	x	1.38	x	1.70	x	1.76	x

Provision for Loan and Lease Losses

The provision for loan and lease losses decreased by $26.3 million, or 18%, to $120.5 million compared to the provision recorded for the second quarter of 2010. The decrease in the provision was principally related to the construction loan portfolio in Florida, the balance of which has decreased significantly, resulting in no required additional significant reserves. The provisions for the C&I, commercial mortgage and residential mortgage loan portfolios also showed decreases due to lower net charge-offs and from the overall reduction in size of these portfolios. More than 50% of the net charge-offs recorded during the quarter were related to impaired loans for which the Corporation had previously established adequate specific reserves; therefore, no additional provisions were required for these portfolios during the quarter. The decreases in the provisioning for the different portfolios were also partially offset by an increase in the provision for the construction loan portfolio in Puerto Rico.

The Corporation recorded a $4.1 million provision in the third quarter for its loan portfolio in the United States, compared to $33.6 million recorded for the second quarter of 2010, a decrease of $29.5 million. The decrease was mainly related to the construction and commercial mortgage loan portfolio. The provision for construction loans in the United States decreased by $21.2 million, as the non-performing construction loans portfolio in this region decreased by 52% to $ 74.8 million, compared to $156.7 million as of June 30, 2010. Charge-offs were mainly concentrated on previously identified impaired loans that were sold during the quarter or impaired loans with previously established adequate specific reserves. The provision for commercial mortgage loans in the United States decreased by $8.6 million, also mainly related to sales of non-performing loans and a decrease in net charge-offs.

With respect to the Puerto Rico loan portfolio, the Corporation recorded a $112.6 million provision for the third quarter of 2010, compared to $112.0 million for the second quarter of 2010. Despite the relatively flat provision, the results reflected a $26.1 million increase in the provision for construction loans, due to higher charges to specific reserves and increases in general reserve factors, and an increase of $2.5 million in the provision for consumer loans largely due to changes in economic factors. These increases were partially offset by decreases of $14.4 million, $11.3 million and $2.6 million in the provision for residential mortgage, C&I and commercial mortgage loans, respectively. The decrease in the provision for residential and commercial mortgage loans was driven by the improvement in delinquency trends, while the decrease in the provision for the C&I loan portfolio was mainly a function of the reduction of the size of this portfolio and reductions in net charge-offs. The Corporation has continued to build its reserves based on recent appraisals and broker price opinions and increased general reserve factors for most of its portfolios. The Virgin Islands recorded an increase of $2.6 million in the provision for loan losses, when compared to the second quarter, mainly due to the specific reserve assigned to a newly impaired construction loan.

The allowance for loan and lease losses increased to $608.5 million, or 5.00% of total loans receivable, as of September 30, 2010, from $604.3 million, or 4.83% of total loans receivable as of June 30, 2010. The allowance to non-performing loans ratio as of September 30, 2010, was 40.41%, compared to 38.97% as of June 30, 2010.

The following table sets forth information concerning the ratio of the allowance to non-performing loans as of September 30, 2010, and June 30, 2010, by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of September 30, 2010

Non-performing loans charged-off to realizable value	$307,398	$34,028	$101,473	$129,814	$-	$572,713
Other non-performing loans	120,176	139,322	191,850	428,334	53,608	933,290
Total non-performing loans	$427,574	$173,350	$293,323	$558,148	$53,608	$1,506,003

Allowance to non-performing loans	15.69%	56.41%	61.15%	33.13%	148.00%	40.41%
Allowance to non-performing loans, excluding non-performing loans charged-off to realizable value	55.83%	70.18%	93.50%	43.17%	148.00%	65.20%

As of June 30, 2010

Non-performing loans charged-off to realizable value	$230,216	$24,365	$41,667	$135,332	$-	$431,580
Other non-performing loans	217,863	175,668	191,534	486,055	47,965	1,119,085
Total non-performing loans	$448,079	$200,033	$233,201	$621,387	$47,965	$1,550,665

Allowance to non-performing loans	13.45%	47.09%	73.48%	32.04%	165.63%	38.97%
Allowance to non-performing loans, excluding non-performing loans charged-off to realizable value	27.65%	53.62%	89.46%	40.96%	165.63%	54.00%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2010, and June 30, 2010, respectively, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of September 30, 2010

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$234,012	$38,181	$93,025	$121,517	$-	$486,735

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	294,943	160,335	392,120	546,937	-	1,394,335
Allowance for loan and lease losses	30,629	35,946	88,555	116,295	-	271,425
Allowance for loan and lease losses to principal balance	10.38%	22.42%	22.58%	21.26%	0.00%	19.47%

Loans with general allowance:
Principal balance of loans	2,919,380	1,543,946	3,635,626	446,193	1,753,811	10,298,956
Allowance for loan and lease losses	36,469	61,836	90,826	68,629	79,341	337,101
Allowance for loan and lease losses to principal balance	1.25%	4.01%	2.50%	15.38%	4.52%	3.27%

Total portfolio, excluding loans held for sale:
Principal balance of loans	$3,448,335	$1,742,462	$4,120,771	$1,114,647	$1,753,811	$12,180,026
Allowance for loan and lease losses	67,098	97,782	179,381	184,924	79,341	608,526
Allowance for loan and lease losses to principal balance	1.95%	5.61%	4.35%	16.59%	4.52%	5.00%

As of June 30, 2010

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$286,652	$26,138	$75,136	$177,318	$-	$565,244

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	206,788	209,579	338,608	550,613	-	1,305,588
Allowance for loan and lease losses	40,710	48,660	65,480	122,792	-	277,642
Allowance for loan and lease losses to principal balance	19.69%	23.22%	19.34%	22.30%	0.00%	21.27%

Loans with general allowance:
Principal balance of loans	2,988,727	1,429,834	3,822,417	582,134	1,809,168	10,632,280
Allowance for loan and lease losses	19,536	45,527	105,867	76,288	79,444	326,662
Allowance for loan and lease losses to principal balance	0.65%	3.18%	2.77%	13.10%	4.39%	3.07%

Total portfolio, excluding loans held for sale:
Principal balance of loans	$3,482,167	$1,665,551	$4,236,161	$1,310,065	$1,809,168	$12,503,112
Allowance for loan and lease losses	60,246	94,187	171,347	199,080	79,444	604,304
Allowance for loan and lease losses to principal balance	1.73%	5.66%	4.04%	15.20%	4.39%	4.83%

Net Charge-Offs

Total net charge-offs for the third quarter of 2010 were $116.3 million, or 3.74% of average loans on an annualized basis, compared to $117.8 million, or an annualized 3.62% of average loans, for the second quarter of 2010. Approximately 50% of charge-offs recorded during the third quarter was related to impaired construction loans for which the Corporation had previously established specific reserves, including charge-offs of $27 million for non-performing loans sold in Florida. Lower net charge-offs were reflected in the Puerto Rico portfolio with a $7.5 million decrease, mainly related to lower charge-offs in the C&I and residential mortgage portfolio. The Florida portfolio reflected a slight increase of $4.6 million and the Virgin Islands portfolio remained relatively flat with an increase of $1.3 million.

Construction loan net charge-offs in the third quarter were $58.4 million, or an annualized 18.84%, up from $43.2 million, or an annualized 11.96% of related loans, in the second quarter of 2010. Third quarter results were substantially impacted by individual charge-offs in excess of $10 million and charge-offs on loans sold during the quarter. Approximately 68% of the construction loan net charge-offs was related to the portfolio in Florida. In Florida, construction loan net charge-offs were $40.0 million, an increase of $17.7 million when compared to second quarter levels, of which approximately $27 million was related to previously reserved loans that were sold during the quarter. In addition, there was an individual charge-off of $10.8 million on a condo conversion project with a previously established specific reserve. The construction portfolio in Florida has been reduced to $107 million, as of September 30, 2010, from $981 million, as of June 30, 2006, when construction lending in this segment was halted. Construction loan net charge-offs in Puerto Rico were $18.4 million, a decrease of $2.4 million compared to the second quarter levels, driven by an individual charge-off of $15.7 million on a high-rise residential project adequately reserved in prior periods.

C&I loan net charge-offs in the third quarter of 2010 were $19.9 million, or an annualized 1.82% of related average loans, a decrease of $6.1 million when compared to the $26.0 million, or an annualized 2.25% of related average loans, recorded in the second quarter of 2010. There was a reduced level of larger dollar charge-offs in comparison with the second quarter, which was impacted by a single $15.0 million charge-off. There were no individual charge-offs over $10 million during the third quarter of 2010. Approximately 72%, or $14.3 million, of the third quarter net charge-offs related to two loan relationships in Puerto Rico, including the aforementioned participation in a syndicated loan resulting in a charge-off of $7.7 million. No significant C&I loans charge-offs were recorded in the United States or Virgin Islands portfolios.

Commercial mortgage loan net charge-offs in the third quarter of 2010 were $11.5 million, or an annualized 2.88% of related average loans, a $6.4 million decrease from the second quarter of 2010. The third quarter commercial mortgage loan net charge-offs in Puerto Rico were mainly related to a $4.9 million partial charge-off of a single non-performing loan relationship resulting from declines in collateral value. In the United States, net charge-offs of $4.8 million for the third quarter primarily related to charge-offs of $2.3 million on previously reserved loans that were sold during the quarter and a $1.1 million charge-off on a multifamily rental project.

Residential mortgage net charge-offs were $13.1 million, or an annualized 1.52% of related average loans. This represents a reduction of $4.5 million from $17.6 million, or an annualized 1.99% of related average balances in the second quarter of 2010. Although there continues to be valuation pressure, the Corporation experienced reductions in non-performing loans. The Corporation continues to focus on loss mitigation activity. Approximately $10.5 million in charge-offs for the third quarter ($9.3 million in Puerto Rico and $1.1 million in Florida) resulted from valuations for impairment purposes of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, compared to $11.5 million recorded in the second quarter.

The total amount of the residential mortgage loan portfolio that was evaluated for impairment purposes was approximately $350.7 million as of September 30, 2010, of which loans aggregating $307.4 million have been charged-off to their net realizable value. This represents approximately 72% of the total non-performing residential mortgage loan portfolio outstanding as of September 30, 2010, and a reserve was allocated to the remaining balance. Net charge-offs for residential mortgage loans also include $1.1 million related to loans foreclosed during the third quarter, down from $3.3 million recorded for loans foreclosed in the second quarter of 2010.

The ratio of net charge-offs to average loans in the Corporation’s residential mortgage loan portfolio of 1.52% for the quarter ended September 30, 2010, is lower than the approximately 2.05% average charge-off rate for commercial banks in the U.S. mainland for the second quarter of 2010, as per statistical releases published by the Federal Reserve. Loss rates in the Corporation’s Puerto Rico operations continue to be lower than loss rates experienced in the Florida market.

Net charge-offs on consumer loan and finance leases in the third quarter of 2010 were $13.3 million compared to net charge-offs of $13.1 million for the second quarter of 2010. Performance of this portfolio on both absolute and relative terms continued to be consistent with management’s views regarding the underlying quality of the portfolio.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009

Residential mortgage	1.52%	1.99%	1.50%	0.84%	1.21%

Commercial mortgage	2.88%	4.56%	4.85%	1.35%	1.35%

Commercial and Industrial	1.82%	2.25%	1.88%	0.60%	0.49%

Construction	18.84%	11.96%	14.35%	11.34%	11.80%

Consumer and finance leases	3.00%	2.86%	3.01%	3.16%	3.09%

Total loans	3.74%	3.62%	3.65%	2.34%	2.53%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected for the entire year, or in subsequent periods.

The following table presents annualized net charge-offs to average loans held-in-portfolio by geographic segment:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
PUERTO RICO:

Residential mortgage	1.61%	2.09%	1.11%	0.62%	0.66%

Commercial mortgage	2.49%	0.34%	0.71%	0.80%	1.15%

Commercial and Industrial	1.92%	2.48%	1.92%	0.63%	0.54%

Construction	8.30%	8.56%	13.45%	0.76%	7.23%

Consumer and finance leases	2.97%	2.94%	2.95%	3.05%	2.97%

Total loans	2.61%	2.81%	2.80%	1.03%	1.64%

VIRGIN ISLANDS:

Residential mortgage	0.13%	0.00%	0.47%	0.00%	0.10%

Commercial mortgage	0.00%	0.00%	0.00%	0.00%	0.00%

Commercial and Industrial (1)	-0.01%	-1.41%	-0.02%	0.06%	-0.69%

Construction	0.00%	0.01%	0.15%	0.00%	0.00%

Consumer and finance leases	1.56%	0.46%	3.82%	3.44%	3.79%

Total loans	0.18%	-0.32%	0.55%	0.33%	0.33%

FLORIDA:

Residential mortgage	2.59%	3.67%	5.70%	3.42%	6.26%

Commercial mortgage	4.20%	13.84%	13.23%	2.58%	1.92%

Commercial and Industrial	0.02%	1.16%	10.78%	0.53%	0.00%

Construction (2)	101.18%	32.75%	27.23%	44.34%	27.23%

Consumer and finance leases	8.37%	4.86%	3.96%	7.39%	6.77%

Total loans	18.34%	14.59%	13.90%	14.92%	10.93%

1- For the third quarter, second quarter and first quarter of 2010 and third quarter of 2009, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.

2- For the third quarter of 2010, net charge-offs for the construction loan portfolio in Florida were $40 million which once annualized for ratio calculation exceeded the average balance of this portfolio.

Balance Sheet

Total assets were approximately $16.7 billion as of September 30, 2010, down from approximately $18.1 billion as of June 30, 2010. The Corporation has deleveraged its balance sheet in order to preserve capital, principally by selling investments and reducing the size of the loan portfolio. During the third quarter of 2010, the investment portfolio decreased by approximately $1.0 billion, while the loan portfolio decreased by $414.5 million. This decrease in securities and loans resulting from deleveraging and balance sheet repositioning strategies allowed a reduction of $1.7 billion in wholesale funding since the end of the second quarter of 2010, including repurchase agreements, advances and brokered CDs. The reduction in securities during the third quarter was mainly the result of the sale of $1.2 billion in investment securities that was combined with the early termination of repurchase agreements. The deleveraging was achieved without a material impact to earnings. Refer to the net interest income discussion above for additional details of this transaction.

Significant decreases in loans have been achieved mainly through the non-renewal of matured commercial loans, such as temporary loan facilities to the Puerto Rico and the Virgin Islands governments, through the charge-off of portions of loans deemed uncollectible and, to a lesser extent, the sale of non-performing loans. In addition, a reduced volume of loan originations has contributed to this deleveraging strategy. However, the Corporation continues with its targeted lending activities, and total loan origination for the third quarter, including refinancings and draws from existing commitments, amounted to approximately $895 million. Excluding credit facilities extended to the Puerto Rico and Virgin Islands governments, loan originations for the third quarter of 2010 were $481 million, a decrease of $119 million compared to the second quarter of 2010. In terms of cash and cash equivalents, the Corporation has invested some of its excess liquidity in overnight funding due to the current economic environment resulting in an increase of $359.5 million since the second quarter of 2010. The Corporation intends to continue with the targeted deleveraging of its balance sheet through reduction of the construction portfolio, sales of investment securities on an opportunistic basis and the sale of non-performing assets.

As of September 30, 2010, liabilities totaled $15.4 billion, a decrease of approximately $1.3 billion from June 30, 2010. The decrease in total liabilities is mainly attributable to the early extinguishment of $1.0 billion in repurchase agreements and a decrease of $417.4 million in brokered deposits. This was partially offset by an increase of $233.3 million in non-brokered deposits. The Corporation intends to continue to grow its core deposit base and reduce its dependence on brokered certificates of deposit by: expanding and optimizing its network of retail branches; continuing local initiatives to increase retail deposits; seeking to attract customers looking to diversify their banking relationships resulting from the recent consolidation in Puerto Rico’s banking industry, and realigning its sales force to increase its presence in the commercial and governmental deposit and transaction banking market.

The Corporation’s stockholders’ equity amounted to $1.3 billion as of September 30, 2010, a decrease of $116.3 million from June 30, 2010, driven by the net loss of $75.2 million for the third quarter and changes in other comprehensive income mainly due to investment securities sold during the quarter.

The Corporation’s estimated total capital, Tier 1 capital and leverage ratios as of September 30, 2010, were 13.25%, 11.96% and 8.35%, respectively. Meanwhile, the estimated total capital, Tier 1 capital and leverage ratio as of September 30, 2010, for its banking subsidiary, FirstBank Puerto Rico, were 12.80%, 11.51% and 8.03%, respectively.

Liquidity

The Corporation manages its liquidity in a proactive manner, and maintains a position that it regards as adequate. Multiple measures are utilized to monitor the Corporation’s liquidity position, including basic surplus and volatile liabilities measures. The Corporation has maintained basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) well in excess of the self-imposed minimum limit of 5% of total assets. As of September 30, 2010, the estimated basic surplus ratio was approximately 11% including un-pledged investment securities, FHLB lines of credit, and cash. At the end of the quarter, the Corporation had $186 million available for additional credit on FHLB lines of credit. Unpledged liquid securities as of September 30, 2010, mainly consisted of fixed-rate U.S. agency debentures and MBS totaling approximately $843 million. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic surplus computation. While the Corporation has increased its liquidity levels due to the current economic environment, it has continued to issue brokered CDs pursuant to temporary approvals received from the Federal Deposit Insurance Corporation (“FDIC”) to renew or roll over certain amounts of brokered CDs through December 31, 2010.

Capital Restructuring Initiatives

As previously reported, the Corporation submitted a Capital Plan to the Federal Reserve Bank of New York (“FED”) and the FDIC in July, 2010. The primary objective of this Capital Plan is to improve the Corporation’s capital structure in order to 1) enhance its ability to operate in the current economic environment, 2) be in a position to continue executing business strategies to return to profitability and 3) achieve certain minimum capital ratios over time. The minimum capital ratios are 8% for Leverage (Tier 1 Capital to Average Total Assets), 10% for Tier 1 Capital to Risk-Weighted Assets and 12% for Total Capital to Risk-Weighted Assets. The Capital Plan sets forth the following capital restructuring initiatives as well as various deleveraging strategies:

  The exchange of shares of the Corporation’s preferred stock held by the U.S. Treasury for common stock;
  The exchange of shares of the Corporation’s common stock for any and all of the Corporation’s outstanding Series A through E preferred stock; and
  A $500 million capital raise through the issuance of new common shares for cash.

During the third quarter of 2010, the Corporation completed transactions designed to accomplish the first two initiatives. On July 20, 2010, the Corporation closed a transaction with the U.S. Treasury for the exchange of the $400 million of Series F preferred stock that the U.S. Treasury acquired pursuant to the TARP Capital Purchase Program for new shares of Series G mandatorily convertible preferred stock. A key benefit of this transaction was obtaining the right, under the terms of the new Series G convertible preferred stock, to compel the conversion of this stock into shares of the Corporation's common stock, provided that the Corporation meets a number of conditions. On August 30, 2010, the Corporation completed its offer to issue shares of its common stock in exchange for its outstanding Series A through E preferred stock, which resulted in the issuance of 227,015,210 new shares of common stock in exchange for 19,482,128 shares of preferred stock with an aggregate liquidation amount of $487 million, or 89% of the outstanding Series A through E preferred stock.

In addition, on August, 24, 2010, the Corporation obtained its stockholders’ approval to increase the number of authorized shares of common stock from 750 million to 2 billion and decrease the par value of its common stock from $1.00 to $0.10 per share. These approvals and the issuance of common stock in exchange for Series A through E Preferred Stock satisfy all but one of the substantive conditions to the Corporation’s ability to compel the conversion of the 424,174 shares of the new series of Series G Preferred Stock, issued to the U.S. Treasury. The other substantive condition to the Corporation’s ability to compel the conversion of the Series G Preferred Stock is the issuance of a minimum aggregate amount of $500 million of additional capital, subject to terms, other than the price per share, reasonably acceptable to the U.S. Treasury in its sole discretion.

These first two initiatives were designed to improve the Corporation's ability to successfully raise additional capital through a public offering of its common stock, which is the last component of the Capital Plan. On September 16, 2010, the Corporation filed a registration statement for a proposed underwritten public offering of $500 million ($575 million including an over allotment option) of its common stock with the Securities and Exchange Commission.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables of this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted Pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and OTTI of investment securities, as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes them to be nonrecurring. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported on a tax equivalent basis and excluding the unrealized changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	September 30,	June 30,	December 31,
(In thousands, except for share information)	2010	2010	2009
ASSETS

Cash and due from banks	$689,132	$523,047	$679,798

Money market investments:
Federal funds sold and securities purchased under agreements to sell	5,769	5,066	1,140
Time deposits with other financial institutions	1,746	1,588	600
Other short-term investments	207,979	15,390	22,546
Total money market investments	215,494	22,044	24,286

Investment securities available for sale, at fair value	2,976,180	3,954,910	4,170,782

Investment securities held to maturity, at amortized cost	489,967	533,302	601,619

Other equity securities	64,310	69,843	69,930

Total investment securities	3,530,457	4,558,055	4,842,331

Loans, net of allowance for loan and lease losses of $608,526 (June 30, 2010 - $604,304; December 31, 2009 - $528,120)	11,571,500	11,898,808	13,400,331
Loans held for sale, at lower of cost or market	9,196	100,626	20,775
Total loans, net	11,580,696	11,999,434	13,421,106

Premises and equipment, net	205,782	207,440	197,965
Other real estate owned	82,706	72,358	69,304
Accrued interest receivable on loans and investments	61,977	66,390	79,867
Due from customers on acceptances	754	1,036	954
Accounts receivable from investment sales	-	319,459	-
Other assets	311,881	346,760	312,837
Total assets	$16,678,879	$18,116,023	$19,628,448

LIABILITIES

Deposits:
Non-interest-bearing deposits	$703,836	$715,166	$697,022
Interest - bearing deposits	11,839,731	12,012,409	11,972,025
Total deposits	12,543,567	12,727,575	12,669,047

Advances from the Federal Reserve	-	-	900,000
Securities sold under agreements to repurchase	1,400,000	2,584,438	3,076,631
Advances from the Federal Home Loan Bank (FHLB)	835,440	940,440	978,440
Notes payable	25,057	24,059	27,117
Other borrowings	231,959	231,959	231,959
Bank acceptances outstanding	754	1,036	954
Accounts payable from investment purchases	159,390	8,475	-
Accounts payable and other liabilities	160,733	159,752	145,237
Total liabilities	15,356,900	16,677,734	18,029,385

STOCKHOLDERS' EQUITY

Preferred stock, authorized 50,000,000 shares: issued and outstanding 2,942,046 shares (June 30, 2010 and December 31, 2009 - 22,404,000 shares issued and outstanding) aggregate liquidation value of $487,221 (June 30, 2010 and December 31, 2009 - $950,100)	411,876	930,830	928,508
Common stock, $0.10 par value, (June 30, 2010 and December 31, 2009 -
$1 par value) authorized 2,000,000,000 shares; issued 329,455,732 shares (June 30, 2010 and December 31, 2009 - 102,440,522 shares issued)	32,946	102,440	102,440
Less: Treasury stock (at par value)	(990)	(9,898)	(9,898)
Common stock outstanding, 319,557,932 shares outstanding (June 30, 2010 and December 31, 2009 - 92,542,722 shares outstanding)	31,956	92,542	92,542
Additional paid-in capital	289,640	134,270	134,223
Legal surplus	299,006	299,006	299,006
Retained earnings (accumulated deficit)	259,206	(81,670)	118,291
Accumulated other comprehensive income	30,295	63,311	26,493
Total stockholders' equity	1,321,979	1,438,289	1,599,063
Total liabilities and stockholders' equity	$16,678,879	$18,116,023	$19,628,448

FIRST BANCORP
Condensed Consolidated Statements of Loss

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share information)	2010	2010	2009	2010	2009

Net interest income:
Interest income	$204,028	$214,864	$242,022	$639,880	$753,125
Interest expense	90,326	95,802	112,889	290,253	371,380
Net interest income	113,702	119,062	129,133	349,627	381,745
Provision for loan and lease losses	120,482	146,793	148,090	438,240	442,671
Net interest loss after provision for loan and lease losses	(6,780)	(27,731)	(18,957)	(88,613)	(60,926)

Non-interest income:
Other service charges on loans	1,963	1,486	1,796	5,205	4,848
Service charges on deposit accounts	3,325	3,501	3,458	10,294	9,950
Mortgage banking activities	6,474	2,140	3,000	11,114	6,179
Net gain on investments and impairments	48,281	24,237	34,065	103,282	60,759
Loss on early extinguishment of repurchase agreements	(47,405)	-	-	(47,405)	-
Other non-interest income	6,628	8,161	7,670	21,627	21,721
Total non-interest income	19,266	39,525	49,989	104,117	103,457

Non-interest expenses:
Employees' compensation and benefits	29,849	30,958	34,403	92,535	103,117
Occupancy and equipment	14,655	14,451	15,291	43,957	47,513
Business promotion	3,226	3,340	2,879	8,771	9,831
Professional fees	4,533	5,604	3,806	15,424	10,334
Taxes, other than income taxes	3,316	3,817	3,893	10,954	11,911
Insurance and supervisory fees	16,787	16,606	7,197	51,911	30,491
Net loss on real estate owned (REO) operations	8,193	10,816	5,015	22,702	17,016
Other non-interest expenses	8,123	13,019	10,293	32,401	33,080
Total non-interest expenses	88,682	98,611	82,777	278,655	263,293

Loss before income taxes	(76,196)	(86,817)	(51,745)	(263,151)	(220,762)
Income tax benefit (expense)	963	(3,823)	(113,473)	(9,721)	(1,223)

Net loss	$(75,233)	$(90,640)	$(165,218)	$(272,872)	$(221,985)

Net income (loss) available to common stockholders basic	$357,787	$(96,810)	$(174,689)	$147,826	$(262,741)

Net income (loss) available to common stockholders diluted	$363,413	$(96,810)	$(174,689)	$153,452	$(262,741)

Net income (loss) per common share:

Basic	$2.09	$(1.05)	$(1.89)	$1.24	$(2.84)
Diluted	$0.28	$(1.05)	$(1.89)	$0.31	$(2.84)

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico all operate within U.S. banking laws and regulations. The Corporation operates a total of 170 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the FED and the order dated June 2, 2010 (the “Order”) that the Corporation and FirstBank Puerto Rico entered into with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCIF”) that, among other things, require the Corporation to attain certain capital levels and reduce its special mention, classified, delinquent and non-accrual assets; uncertainty as to whether the Corporation will be able to issue $500 million of equity so as to meet the remaining substantive condition necessary to compel the U.S. Treasury to convert into common stock the shares of Series G Preferred Stock that the Corporation issued to the U.S. Treasury; uncertainty as to whether the Corporation will be able to complete future capital-raising efforts; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the risk of not being able to fulfill the Corporation’s cash obligations or pay dividends to its shareholders due to its inability to receive approval from the FED to receive dividends from FirstBank Puerto Rico; the risk of being subject to possible additional regulatory actions; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the increase in the levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; the Corporation’s reliance on brokered certificates of deposit and the Corporation’s ability to obtain, on a periodic basis, approval to issue brokered certificates of deposit to fund operations and provide liquidity in accordance with the terms of the Order; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the FDIC, government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; risks of not being able to generate sufficient income to realize the benefit of the deferred tax asset; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; the adverse effect of litigation; developments in technology; risks associated with further downgrades in the credit ratings of the Corporation’s long-term senior debt; general competitive factors and industry consolidation; risks associated with the depression of the price of the Corporation’s common stock, including the possibility of the Corporation’s common stock being delisted from the New York Stock Exchange; and the possible future dilution to holders of common stock resulting from additional issuances of common stock or securities convertible into common stock. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A

Table 1 - Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Condensed Income Statements:
Total interest income	$204,028	$214,864	$242,022	$639,880	$753,125
Total interest expense	90,326	95,802	112,889	290,253	371,380
Net interest income	113,702	119,062	129,133	349,627	381,745
Provision for loan and lease losses	120,482	146,793	148,090	438,240	442,671
Non-interest income	19,266	39,525	49,989	104,117	103,457
Non-interest expenses	88,682	98,611	82,777	278,655	263,293
Loss before income taxes	(76,196)	(86,817)	(51,745)	(263,151)	(220,762)
Income tax benefit (expense)	963	(3,823)	(113,473)	(9,721)	(1,223)
Net loss	(75,233)	(90,640)	(165,218)	(272,872)	(221,985)
Net income (loss) available to common stockholders - basic	357,787	(96,810)	(174,689)	147,826	(262,741)
Net income (loss) available to common stockholders - diluted	363,413	(96,810)	(174,689)	153,452	(262,741)

Per Common Share Results:
Net income (loss) per share basic	$2.09	$(1.05)	$(1.89)	$1.24	$(2.84)
Net income (loss) per share diluted	$0.28	$(1.05)	$(1.89)	$0.31	$(2.84)
Cash dividends declared	$-	$-	$-	$-	$0.14
Average shares outstanding	171,483	92,521	92,511	119,131	92,511
Average shares outstanding diluted	1,298,275	92,521	92,511	498,856	92,511
Book value per common share	$2.85	$5.48	$8.34	$2.85	$8.34
Tangible book value per common share (1)	$2.71	$5.01	$7.85	$2.71	$7.85

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(1.73)	(1.94)	(3.27)	(1.98)	(1.49)
Interest Rate Spread (2)	2.55	2.38	2.66	2.46	2.57
Net Interest Margin (2)	2.83	2.66	2.95	2.74	2.91
Return on Average Total Equity	(21.28)	(24.52)	(35.47)	(24.40)	(15.53)
Return on Average Common Equity	(50.80)	(70.31)	(74.62)	(62.75)	(34.94)
Average Total Equity to Average Total Assets	8.13	7.92	9.22	8.11	9.60
Tangible common equity ratio (1)	5.21	2.57	3.62	5.21	3.62
Dividend payout ratio	-	-	-	-	(4.93)
Efficiency ratio (3)	66.69	62.18	46.21	61.41	54.26

Asset Quality:
Allowance for loan and lease losses to loans receivable	5.00	4.83	3.43	5.00	3.43
Net charge-offs (annualized) to average loans	3.74	3.62	2.53	3.67	2.52
Provision for loan and lease losses to net charge-offs	103.63	124.62	175.56	122.47	175.17
Non-performing assets to total assets	10.01	9.39	8.39	10.01	8.39
Non-performing loans to total loans receivable	12.36	12.40	11.21	12.36	11.21
Allowance to total non-performing loans	40.41	38.97	30.64	40.41	30.64
Allowance to total non-performing loans excluding residential real estate loans	56.43	54.81	42.90	56.43	42.90

Other Information:
Common Stock Price: End of period	$0.28	$0.53	$3.05	$0.28	$3.05

1- Non-GAAP measure. See page 4 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis. See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

Table 2 - Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2010	2010	2009	2010	2010	2009	2010	2010	2009

Interest-earning assets:
Money market & other short-term investments	$794,318	$849,763	$161,491	$511	$624	$185	0.26%	0.29%	0.45%
Government obligations (2)	1,361,925	1,422,418	1,382,167	8,023	8,157	9,709	2.34%	2.30%	2.79%
Mortgage-backed securities	2,416,485	3,141,519	4,595,678	27,491	35,418	63,588	4.51%	4.52%	5.49%
Corporate bonds	2,000	2,000	2,000	29	29	29	5.75%	5.82%	5.75%
FHLB stock	63,950	68,857	76,843	640	575	1,038	3.97%	3.35%	5.36%
Equity securities	1,377	1,377	1,977	-	-	18	0.00%	0.00%	3.61%
Total investments (3)	4,640,055	5,485,934	6,220,156	36,694	44,803	74,567	3.14%	3.28%	4.76%
Residential mortgage loans	3,454,820	3,547,874	3,602,562	51,839	52,806	53,617	5.95%	5.97%	5.90%
Construction loans	1,240,522	1,445,251	1,604,565	8,096	9,132	12,402	2.59%	2.53%	3.07%
C&I and commercial mortgage loans	5,968,781	6,199,005	6,137,781	65,852	65,386	62,379	4.38%	4.23%	4.03%
Finance leases	293,956	305,414	335,636	5,937	6,223	6,775	8.01%	8.17%	8.01%
Consumer loans	1,484,976	1,528,264	1,640,556	43,326	44,223	46,692	11.58%	11.61%	11.29%
Total loans (4) (5)	12,443,055	13,025,808	13,321,100	175,050	177,770	181,865	5.58%	5.47%	5.42%
Total interest-earning assets	$17,083,110	$18,511,742	$19,541,256	$211,744	$222,573	$256,432	4.92%	4.82%	5.21%

Interest-bearing liabilities:
Brokered CDs	$6,929,356	$7,210,631	$7,292,913	$39,086	$41,499	$51,305	2.24%	2.31%	2.79%
Other interest-bearing deposits	5,008,676	4,919,662	3,995,123	21,917	22,267	20,860	1.74%	1.82%	2.07%
Loans payable	-	406,044	652,391	-	1,265	463	0.00%	1.25%	0.28%
Other borrowed funds	2,214,076	2,882,674	4,171,348	21,618	27,080	30,545	3.87%	3.77%	2.91%
FHLB advances	850,060	959,011	1,196,657	7,179	7,587	8,127	3.35%	3.17%	2.69%
Total interest-bearing liabilities (6)	$15,002,168	$16,378,022	$17,308,432	$89,800	$99,698	$111,300	2.37%	2.44%	2.55%
Net interest income				$121,944	$122,875	$145,132
Interest rate spread							2.55%	2.38%	2.66%
Net interest margin							2.83%	2.66%	2.95%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate as adjusted for changes to enacted tax rates (40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.5 million, $2.5 million and $2.8 million for the third quarter of 2010, second quarter of 2010 and third quarter of 2009, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 - Year to Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
For the Nine-Month Period Ended September 30,	Average Volume		Interest income (1) / expense		Average rate (1)
	2010	2009	2010	2009	2010	2009

Interest-earning assets:
Money market & other short-term investments	$849,183	$126,234	$1,571	$393	0.25%	0.42%
Government obligations (2)	1,356,257	1,355,492	25,000	45,214	2.46%	4.46%
Mortgage-backed securities	2,938,302	4,392,359	103,491	187,021	4.71%	5.69%
Corporate bonds	2,000	5,703	87	264	5.82%	6.19%
FHLB stock	67,046	78,178	2,058	2,186	4.10%	3.74%
Equity securities	1,516	2,103	15	54	1.32%	3.43%
Total investments (3)	5,214,304	5,960,069	132,222	235,132	3.39%	5.27%
Residential mortgage loans	3,518,566	3,508,471	158,244	159,383	6.01%	6.07%
Construction loans	1,388,771	1,592,372	25,981	39,646	2.50%	3.33%
C&I and commercial mortgage loans	6,270,952	6,223,979	198,642	193,325	4.24%	4.15%
Finance leases	304,350	347,791	18,503	21,468	8.13%	8.25%
Consumer loans	1,525,920	1,681,015	132,369	142,722	11.60%	11.35%
Total loans (4) (5)	13,008,559	13,353,628	533,739	556,544	5.49%	5.57%
Total interest-earning assets	$18,222,863	$19,313,697	$665,961	$791,676	4.89%	5.48%

Interest-bearing liabilities:
Brokered CDs	$7,195,479	$7,267,812	$124,967	$180,815	2.32%	3.33%
Other interest-bearing deposits	4,854,273	4,056,396	65,767	69,495	1.81%	2.29%
Loans payable	400,549	574,117	3,442	1,423	1.15%	0.33%
Other borrowed funds	2,697,408	3,799,118	75,998	95,113	3.77%	3.35%
FHLB advances	926,444	1,395,752	22,460	24,736	3.24%	2.37%
Total interest-bearing liabilities (6)	$16,074,153	$17,093,195	$292,634	$371,582	2.43%	2.91%
Net interest income			$373,327	$420,094
Interest rate spread					2.46%	2.57%
Net interest margin					2.74%	2.91%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate as adjusted for changes to enacted tax rates (40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $8.1 million and $8.3 million for the nine-month period ended September 30, 2010 and 2009, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 4 - Non-Interest Income

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,
(In thousands)	2010	2010	2009	2010	2009

Other service charges on loans	$1,963	$1,486	$1,796	$5,205	$4,848
Service charges on deposit accounts	3,325	3,501	3,458	10,294	9,950
Mortgage banking activities	6,474	2,140	3,000	11,114	6,179
Rental income	-	-	390	-	1,246
Insurance income	1,658	2,146	2,316	6,079	6,915
Broker-dealer income	501	1,347	-	2,055	0
Other operating income	4,469	4,668	4,964	13,493	13,560

Non-interest income before net gain on investments and loss on early extinguishment of repurchase agreements	18,390	15,288	15,924	48,240	42,698

Gain on VISA shares	-	-	3,784	10,668	3,784
Net gain on sale of investments	48,281	24,240	30,490	93,217	58,633
OTTI on equity securities	-	(3)	-	(603)	(388)
OTTI on debt securities	-	-	(209)	-	(1,270)
Net gain on investments	48,281	24,237	34,065	103,282	60,759

Loss on early extinguishment of repurchase agreements	(47,405)	-	-	(47,405)	-

	$19,266	$39,525	$49,989	$104,117	$103,457

Table 5 - Non-Interest Expenses

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,
(In thousands)	2010	2010	2009	2010	2009

Employees' compensation and benefits	$29,849	$30,958	$34,403	$92,535	$103,117
Occupancy and equipment	14,655	14,451	15,291	43,957	47,513
Deposit insurance premium	14,702	15,369	6,884	46,724	26,659
Other taxes, insurance and supervisory fees	5,401	5,054	4,206	16,141	15,743
Professional fees - recurring	4,043	4,697	3,391	13,218	9,352
Professional fees - non-recurring	490	907	415	2,206	982
Servicing and processing fees	2,188	2,555	2,784	6,751	7,342
Business promotion	3,226	3,340	2,879	8,771	9,831
Communications	2,060	1,828	2,083	6,002	6,228
Net loss on REO operations	8,193	10,816	5,015	22,702	17,016
Other	3,875	8,636	5,426	19,648	19,510
Total	$88,682	$98,611	$82,777	$278,655	$263,293

Table 6 - Selected Balance Sheet Data

(In thousands)	As of
	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009
Balance Sheet Data:
Loans and loans held for sale	$12,189,222	$12,603,738	$13,949,226	$13,756,168
Allowance for loan and lease losses	608,526	604,304	528,120	471,484
Money market and investment securities	3,745,951	4,580,099	4,866,617	5,571,010
Intangible assets	42,771	43,401	44,698	45,395
Deferred tax asset, net	101,248	97,155	109,197	107,955
Total assets	16,678,879	18,116,023	19,628,448	20,081,185
Deposits	12,543,567	12,727,575	12,669,047	12,298,790
Borrowings	2,492,456	3,780,896	5,214,147	5,941,064
Total preferred equity	411,876	930,830	928,508	927,374
Total common equity	879,808	444,148	644,062	698,374
Accumulated other comprehensive income, net of tax	30,295	63,311	26,493	73,095
Total equity	1,321,979	1,438,289	1,599,063	1,698,843

Table 7 - Loan Portfolio

Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009

Residential mortgage loans	$3,457,531	$3,582,793	$3,616,283	$3,620,050

Commercial loans:
Construction loans	1,114,647	1,310,065	1,492,589	1,570,451
Commercial mortgage loans	1,742,462	1,665,551	1,693,424	1,646,554
Commercial and Industrial loans (1)	3,824,916	3,931,991	4,927,304	4,634,460
Loans to local financial institutions collateralized by real estate mortgages	295,855	304,170	321,522	329,492
Commercial loans	6,977,880	7,211,777	8,434,839	8,180,957

Finance leases	289,573	299,060	318,504	329,418

Consumer loans	1,464,238	1,510,108	1,579,600	1,625,743
Total loans	$12,189,222	$12,603,738	$13,949,226	$13,756,168

1 - As of September 30, 2010, includes $1.8 billion of commercial loans that are secured by real estate but are not dependent upon the real estate for repayment.

Table 8 - Loan Portfolio by Geography

(In thousands)	As of September 30, 2010
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,673,014	$442,466	$342,051	$3,457,531

Commercial loans:
Construction loans (1)	814,480	192,917	107,250	1,114,647
Commercial mortgage loans	1,227,059	68,441	446,962	1,742,462
Commercial and Industrial loans	3,631,273	163,284	30,359	3,824,916
Loans to a local financial institution collateralized by real estate mortgages	295,855	-	-	295,855
Commercial loans	5,968,667	424,642	584,571	6,977,880

Finance leases	289,573	-	-	289,573

Consumer loans	1,355,571	78,347	30,320	1,464,238
Total loans	$10,286,825	$945,455	$956,942	$12,189,222

1 - Construction loans of Florida operations include approximately $18.5 million of condo-conversion loans.

Table 9 - Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009
Non-performing loans:
Residential mortgage	$427,574	$448,079	$441,642	$439,720
Commercial mortgage	173,350	200,033	196,535	196,708
Commercial and Industrial	293,323	233,201	241,316	240,424
Construction	558,148	621,387	634,329	609,865
Finance leases	4,692	4,394	5,207	4,744
Consumer	48,916	43,571	44,834	47,360
Total non-performing loans	1,506,003	1,550,665	1,563,863	1,538,821

REO	82,706	72,358	69,304	67,493
Other repossessed property	15,824	13,383	12,898	13,338
Investment securities (1)	64,543	64,543	64,543	64,543
Total non-performing assets	$1,669,076	$1,700,949	$1,710,608	$1,684,195

Past due loans 90 days and still accruing	$147,727	$187,659	$165,936	$243,894
Allowance for loan and lease losses	$608,526	$604,304	$528,120	$471,484
Allowance to total non-performing loans	40.41%	38.97%	33.77%	30.64%
Allowance to total non-performing loans, excluding residential real estate loans	56.43%	54.81%	47.06%	42.90%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Table 10 - Non-Performing Assets by Geography

(Dollars in thousands)	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009
Puerto Rico:
Non-performing loans:
Residential mortgage	$366,470	$383,780	$376,018	$365,705
Commercial mortgage	123,550	136,941	128,001	121,961
Commercial and Industrial	284,684	224,156	229,039	228,025
Construction	463,052	459,805	385,259	252,127
Finance leases	4,692	4,394	5,207	4,744
Consumer	46,681	40,492	40,132	42,816
Total non-performing loans	1,289,129	1,249,568	1,163,656	1,015,378

REO	58,508	55,841	49,337	47,137
Other repossessed property	15,580	13,117	12,634	12,821
Investment securities	64,543	64,543	64,543	64,543
Total non-performing assets	$1,427,760	$1,383,069	$1,290,170	$1,139,879
Past due loans 90 days and still accruing	$144,198	$143,405	$128,016	$227,053

Virgin Islands:
Non-performing loans:
Residential mortgage	$9,961	$11,278	$9,063	$7,116
Commercial mortgage	8,228	8,153	11,727	11,370
Commercial and Industrial	5,847	5,576	8,300	8,404
Construction	20,295	4,929	2,796	2,727
Consumer	1,064	1,417	3,540	3,393
Total non-performing loans	45,395	31,353	35,426	33,010

REO	1,203	1,019	470	588
Other repossessed property	196	219	221	389
Total non-performing assets	$46,794	$32,591	$36,117	$33,987
Past due loans 90 days and still accruing	$952	$44,254	$23,876	$618

Florida:
Non-performing loans:
Residential mortgage	$51,143	$53,021	$56,561	$66,899
Commercial mortgage	41,572	54,939	56,807	63,377
Commercial and Industrial	2,792	3,469	3,977	3,995
Construction	74,801	156,653	246,274	355,011
Consumer	1,171	1,662	1,162	1,151
Total non-performing loans	171,479	269,744	364,781	490,433

REO	22,995	15,498	19,497	19,768
Other repossessed property	48	47	43	128
Total non-performing assets	$194,522	$285,289	$384,321	$510,329
Past due loans 90 days and still accruing	$2,577	$-	$14,044	$16,223

Table 11 - Allowance For Loan and Lease Losses

Quarter Ended	Nine-Month Period Ended
(Dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
2010	2010	2009	2010	2009

Allowance for loan and lease losses, beginning of period	$604,304	$575,303	$407,746	$528,120	$281,526
Provision (recovery) for loan and lease losses:
Residential mortgage	19,961	31,307	6,896	80,007	36,804
Commercial mortgage	11,546	22,759	19,376	71,865	50,408
Commercial and Industrial	27,280	41,525	44,665	61,120	116,741
Construction	48,451	40,398	56,883	188,149	200,050
Consumer and finance leases	13,244	10,804	20,270	37,099	38,668
Total provision for loan and lease losses	120,482	146,793	148,090	438,240	442,671
Loans net charge-offs:
Residential mortgage	(13,109)	(17,619)	(10,882)	(44,074)	(21,373)
Commercial mortgage	(11,455)	(17,839)	(5,263)	(48,591)	(19,983)
Commercial and Industrial	(19,926)	(26,019)	(5,615)	(69,721)	(26,769)
Construction	(58,423)	(43,204)	(47,324)	(154,842)	(138,694)
Consumer and finance leases	(13,347)	(13,111)	(15,268)	(40,606)	(45,894)
Net charge-offs	(116,260)	(117,792)	(84,352)	(357,834)	(252,713)
Allowance for loan and lease losses, end of period	$608,526	$604,304	$471,484	$608,526	$471,484

Allowance for loan and lease losses to period end total loans receivable	5.00%	4.83%	3.43%	5.00%	3.43%
Net charge-offs (annualized) to average loans outstanding during the period	3.74%	3.62%	2.53%	3.67%	2.52%
Provision for loan and lease losses to net charge-offs during the period	1.04	x	1.25	x	1.76	x	1.22	x	1.75	x

Table 12 - Net Charge-Offs to Average Loans

	Nine-Month
	Period Ended	Year ended
	September 30,	December 31,	December 31,	December 31,	December 31,
	2010	2009	2008	2007	2006

Residential mortgage	1.67%	0.82%	0.19%	0.03%	0.04%

Commercial mortgage	4.09%	1.64%	0.27%	0.10%	0.00%

Commercial and Industrial	1.98%	0.72%	0.59%	0.26%	0.06%

Construction	14.87%	11.54%	0.52%	0.26%	0.00%

Consumer and finance leases	2.96%	3.05%	3.19%	3.48%	2.90%

Total loans	3.67%	2.48%	0.87%	0.79%	0.55%

CONTACT:
First BanCorp
Alan Cohen, 787-729-8256
Senior Vice President
Marketing and Public Relations
alan.cohen@firstbankpr.com